Exhibit 10.41

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO SUCH ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ADDITION, THIS NOTE MAY NOT BE TRANSFERRED TO ANY PERSON WHO IS NOT AN ELIGIBLE PERSON (AS DEFINED IN THIS NOTE).

SECURED PROMISSORY NOTE

$40,000,000	New York, New York
March 18, 2004

W I T N E S S E T H :

FOR VALUE RECEIVED, the undersigned, RESORTS REAL ESTATE HOLDINGS, INC., a New Jersey corporation (the “Company”), hereby unconditionally promises to pay to the order of KERZNER INTERNATIONAL NORTH AMERICA, INC., a Delaware corporation having an office at 1415 East Sunrise Blvd., Fort Lauderdale, Florida 33303 (“KINA”), or its permitted assigns, the principal sum of FORTY MILLION DOLLARS ($40,000,000), with interest on the unpaid balance of such amount from the date hereof at the rates of interest specified herein, in each case on the dates specified herein.

1.	DEFINITIONS

Capitalized terms and other defined terms used in this Note (as such term is hereinafter defined) shall (unless otherwise provided elsewhere in this Note) have the meanings given to them in Annex 1 hereto.

All other undefined terms contained in this Note shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

The words “include”, “includes”, “including” and “such as” shall be construed as if followed by the phrase “without limitation.”

The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Note.

Unless the context otherwise requires, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

2.	TERMS OF PAYMENT

2.1. Principal. The Company shall pay the entire unpaid principal amount of this Note, together with accrued but unpaid interest thereon through the date of such payment, on March 16, 2009.

2.2. Optional Prepayment. The Company may, at any time, upon ten (10) days’ prior written notice, prepay the outstanding principal amount of this Note, without premium or penalty, in whole or ratably in part, together with accrued but unpaid interest thereon, through the date of such prepayment on the principal amount prepaid. Any such prepayment by the Company shall be applied in the following order: (a) then due and payable fees and expenses; (b) then due and payable interest payments on the Notes; and (c) the principal of the Notes.

2.3. Mandatory Prepayment. The Company shall pay the outstanding principal amount of this Note, without premium or penalty, in whole, together with all accrued but unpaid interest thereon, through the date of such payment, in cash in immediately available funds within one (1) Business Day following the earliest to occur of (a) the redemption, purchase or other acquisition at one time or from time to time of any outstanding principal amount of the Indenture Notes and/or any Permitted Indenture Refinancing Debt, in the aggregate, which, when added to any and all payments referred to in clause (b) below, would exceed $36,000,000 in aggregate principal amount thereof, by any of the Resorts Group Companies, any obligor under any of the Indenture Notes or any Permitted Indenture Refinancing Debt or any Affiliate of any of the foregoing, whether voluntary or involuntary (other than any such redemption required pursuant to Section 3.09 of the Indenture as in effect on the Issue Date), (b) the payment at one time or from time to time of any outstanding principal amount of the Indenture Notes and/or any Permitted Indenture Refinancing Debt, in the aggregate, which, when added to any and all redemptions, purchases or other acquisitions referred to in clause (a) above, would exceed $36,000,000 in aggregate principal amount thereof, whether by means of refinancing or otherwise (other than, in the case of the Indenture Notes, a Permitted Indenture Refinancing), or any extension of any date by which payment of any principal amount of the Indenture Notes or any Permitted Indenture Refinancing Debt shall be due, (c) the payment at one time or from time to time of any outstanding principal amount of the CIT Credit Facility Debt and/or any Permitted CIT Credit Facility Refinancing Debt (other than (i) a Permitted CIT Credit Facility Refinancing, (ii) in respect of the amortizing payment obligations (under either the CIT Credit Facility or any Permitted CIT Credit Facility Refinancing Agreements) that are permitted to be incurred under the terms of the CIT Agreements (as defined in the Master Agreement) as in effect on the date hereof, (iii) in respect of revolver rights in effect under the CIT Credit Facility or any Permitted CIT Credit Facility Refinancing Agreements, or (iv) any prepayments or advance payments at one time or from time to time on the CIT Credit Facility Debt or any Permitted CIT Credit Facility Refinancing Debt, not to exceed $4,000,000 in the aggregate), (d) the acceleration of the Indenture Notes pursuant to the terms of the Indenture or the acceleration of any Permitted Indenture Refinancing Debt pursuant to the terms of any of the Permitted Indenture Refinancing Agreements, (e) the closing of a Premises Financing, (f) the making of a Change of Control Offer (as defined in the Indenture) that is accepted by any holder of Indenture Notes (or any comparable event (as well as a default or event of default upon the occurrence of a change of control) under any of the Permitted Indenture Refinancing Agreements, (g) the exercise of an option to effect legal defeasance or covenant defeasance contemplated by the Indenture or by any of the Permitted Indenture Refinancing Agreements, or the satisfaction and discharge of the Indenture or any of the Permitted Indenture Refinancing Agreements, (h) the sale, transfer, encumbrance or other disposition, whether or not for consideration, of any part of the Premises or any interest therein, other than Permitted Exceptions (as defined in the First Mortgage), or (i) any Restricted Sale or Merger Event shall have occurred; provided, however, that nothing in this Section 2.3 shall affect or restrict the rights, remedies and obligations of the parties under Section 4.2.

2.4. Interest; Payments on Business Day.

(a) The Company shall make payments to the Holder of interest at the Applicable Rate on the outstanding principal amount of the Notes semi-annually in arrears on September 15 and March 15 of each year, commencing September 15, 2004 (each of the foregoing, an “Interest Payment Date”), such payments to be made in lawful money of the United States of America and in immediately available funds. All payments of interest hereunder shall be computed on the basis of a 365-day year for the number of days elapsed.

(b) If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payment of interest thereon, shall be payable at the then Applicable Rate during such extension.

(c) So long as any Event of Default shall be continuing, the interest rate applicable to (i) the outstanding principal amount of the Notes, (ii) any accrued but unpaid interest that is past due, and (iii) any other payment on this Note that is past due, shall be increased by 2% per annum above the then Applicable Rate, which interest or payment under clauses (ii) and (iii) shall be due and payable on demand.

(d) Notwithstanding anything to the contrary set forth in this Section 2.4, if at any time until the Maturity Date the then Applicable Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then, in such event, and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that, to the extent permitted by applicable law, if at any time thereafter the Applicable Rate is less than the Maximum Lawful Rate, the Company shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Holder hereunder is equal to the total interest which Holder would have received had the Applicable Rate been (but for the operation of this paragraph) the interest rate payable since the date hereof. Thereafter, the interest rate payable hereunder shall be the Applicable Rate unless and until the Applicable Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Holder pursuant to the terms hereof exceed the amount which Holder could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If a court of competent jurisdiction, notwithstanding the provisions of this Section 2.4(d), shall make a final determination that Holder has received interest hereunder in excess of the Maximum Lawful Rate, Holder shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under this Note, then to the principal amount of this Note (without premium or penalty), then to other unpaid Obligations and thereafter shall refund any excess to the Company or as a court of competent jurisdiction may otherwise order.

2.5. Receipt of Payment. The Company shall make each payment under this Note not later than 1:00 p.m. (New York City time) on the Business Day when due, in lawful money of the United States of America, in immediately available funds to Holder’s depository bank in the United States as designated by Holder from time to time for deposit in Holder’s depositary account. For purposes only of computing interest hereunder, each payment shall be applied by Holder to this Note on the day such payment has been received by Holder in immediately available funds.

3.	SECURITY INTEREST

3.1. Security Interest. This Note is secured as provided in and shall have the benefit of: (a) the Security Agreement dated as of the Issue Date (the “Security Agreement”), by the Company and Holdings in favor of the Holder and the other parties named therein; and (b) the Stock Pledge Agreement dated as of the Issue Date (the “Stock Pledge Agreement”), by Holdings in favor of the Holder and the other parties named therein.

4.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

4.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) The Company shall fail to make any payment of principal of or interest on, or any other amount owing in respect of, the Obligations when due and payable, or declared due and payable (whether at stated maturity, pursuant to an acceleration of any of the Notes, pursuant to a prepayment obligation or otherwise).

(b) The Company or any other Resorts Group Company shall fail to perform, keep or observe, or shall permit to occur a breach or violation of, any of the provisions of (i) Sections 4.3, 4.9 through 4.14 (inclusive), 4.16, 4.17, 4.18, 4.19(b), 4.19(c) or 4.19(d), 5.1, 5.4, 5.5 or 5.6 of the Master Agreement, (ii) Section 5 of the Subordination Agreement, (iii) Sections 2.07, 8.01 or 8.03 of the First Mortgage, or (iv) the Environmental Indemnity Agreement.

(c) The Company or any other Resorts Group Company shall fail to perform, keep or observe any other provision of this Note, the Master Agreement or any other Transaction Document (other than the provisions referred to in Section 4.1(b)) and the same shall remain unremedied for a period ending on the first to occur of thirty (30) days after the Company shall have received written notice of any such failure from Holder or forty five (45) days after the Company shall have become aware thereof.

(d) A default shall occur under any other agreement, document or instrument to which the Company, Holdings, Resorts, RIH, New Pier or any New Guarantor is a party or by which any of its property is bound (other than the Indenture or any Permitted Indenture Refinancing Agreements) and such default results in Indebtedness of the Company, Holdings, Resorts, RIH, New Pier or any New Guarantor, or a portion thereof, in an aggregate amount exceeding $3,500,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

(e) Any of the assets having an aggregate value in excess of $3,500,000 of the Company or Holdings shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of the Company or Holdings and shall remain unstayed or undismissed for sixty (60) consecutive days; or any Person, other than the Company or Holdings shall apply for the appointment of receiver, trustee or custodian for any of the assets of the Company or Holdings and such application shall remain unstayed or undismissed for sixty (60) consecutive days.

(f) A case or proceeding shall have been commenced against the Company or Holdings in a court having competent jurisdiction, seeking a decree or order in respect of the Company or Holdings (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or Holdings or of any substantial part of the properties of the Company or Holdings, or (iii) ordering the winding-up or liquidation of the affairs of Holdings or the Company and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(g) The Company or Holdings shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or Holdings or of any substantial part of the properties of the Company or Holdings, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

(h) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $3,500,000 in the aggregate shall be rendered against the Company or Holdings and the same shall not be (i) fully covered by insurance in accordance with Section 4.7 of the Master Agreement, or (ii) vacated, stayed, bonded, paid or discharged within a period of sixty (60) days.

(i) Any of the Gaming Approvals shall be revoked, terminated or suspended or expire without having been renewed or replaced if the same will have a Material Adverse Effect.

(j) Any representation or warranty made or deemed made by the Company or any other Resorts Group Company in any of the Transaction Documents, shall prove to have been incorrect when made or deemed made in any material respect.

(k) An event of default shall have occurred under the Indenture or under any of the Permitted Indenture Refinancing Agreements, which has resulted in any of the Indenture Notes or any Permitted Indenture Refinancing Debt, as the case may be, becoming due and payable before it otherwise would have been due and payable.

(l) Any Guarantee is held in any judicial proceeding to be unenforceable or invalid in whole or in part or ceases for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms or threatens to deny or disaffirm its obligations under its Guarantee.

(m) The Company shall cease at any time to be (i) a Wholly Owned Subsidiary of Holdings, or (ii) an Affiliate of Resorts, RIH, New Pier or any other Guarantor.

(n) Except for Permitted Exceptions (as defined in the First Mortgage), if the Property the subject of the First Mortgage or any part thereof becomes subject (i) to any Lien which is superior to the Lien of the First Mortgage, or (ii) to any mechanic’s, materialman’s or other Lien which is or is asserted to be superior to the Lien of the First Mortgage, and any such Lien shall remain undischarged (by payment, bonding, or otherwise) for ten (10) Business Days after Company shall have acquired knowledge thereof unless contested in accordance with the terms of the First Mortgage.

(o) If Company (i) consummates a transaction which results in a violation of a state statute regulating government plans subjecting KINA to liability, or (ii) engages in a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (as the same may be amended from time to time, “ERISA”).

(p) If the assets of Company or any Guarantor are at any time treated as “plan assets”, whether by operation of law or under regulations promulgated under ERISA.

(q) Any of the provisions of the CIT Subordination Agreement shall not be complied with or adhered to in accordance with their terms by CIT Group/Equipment Financing, Inc. or the Debtor Group (as defined in the CIT Subordination Agreement)

4.2. Remedies. If any Event of Default specified in Section 4.1 shall have occurred and be continuing, the Majority Holders may, by written notice to the Company,

declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that upon the occurrence of an Event of Default specified in Section 4.1(e), Section 4.1(f) or Section 4.1(g), such Obligations shall become due and payable without declaration, notice or demand by any Holder. Notwithstanding anything herein to the contrary, the failure of Holdings to perform, keep or observe any of the provisions of Sections 4.19(b), 4.19(c) or 4.19(d) of the Master Agreement shall not be deemed an Event of Default hereunder if, prior to or simultaneously with the occurrence of any event specified in such provisions, either (i) the Holders shall have been irrevocably and indefeasibly paid an amount in the aggregate equal to the entire principal amount of the Notes, plus accrued and unpaid interest thereon through the date of such payment plus any and all other amounts then due to KINA or the other Holders pursuant to the Transaction Documents, or (ii) (A) the Holders shall have been irrevocably and indefeasibly paid an amount in the aggregate equal to the Guarantee Amount (as defined in the Guarantees) in effect as of the Cut-off Date (assuming the Cut-off Date was the date of payment) (as defined in the Guarantees), (B) Company shall have executed and proffered to KINA or its assigns (or its or their designee) a bargain and sale deed with a covenant as to grantor’s acts in recordable form conveying marketable title to the Property (as defined in the First Mortgage), subject only to Permitted Exceptions (as defined in the First Mortgage), and sufficient to enable KINA or its assigns (or its or their designee) to obtain an owner’s policy of title insurance for the Property, subject only to Permitted Exceptions, (x) substantially the same as the owner’s policy of title insurance in connection with its acquisition of the Property assuming that such owner’s policy is then readily available to owners of property, or (y) provided that the owner’s policy set forth in clause (x) is not available, such other owner’s policy of title insurance which may be available to owners of similarly situated properties of similar type in Atlantic City, New Jersey, (C) the Lease Agreement shall have been effectively terminated and the rights of any tenants claiming by, through or under such Lease Agreement shall have been effectively terminated (other than the rights of tenant under that certain lease agreement for Real Property between KINA and 19 North Illinois Avenue Associates, L.L.C., dated April 15, 1999), and (D) Company shall have paid all transfer taxes and fees incurred in connection with the delivery and recordation of the bargain and sale deed executed and proffered by Company to KINA or its assigns (or its or their designee), if any. Once the events in clause (i) or clause (ii) above shall have occurred, KINA or the Holders shall surrender for cancellation the Notes.

4.3. Waivers by the Company. Except as otherwise provided for in this Note, the Company hereby waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate and notice of acceleration and any other formality. The Company acknowledges that it has been advised by counsel of its choice with respect to this Note and the transactions evidenced by this Note.

5.	MISCELLANEOUS

5.1. Complete Agreement; Modification of Note. This Note (together with the other Transaction Documents) constitutes the complete agreement between the parties with respect to the subject matter hereof. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.2. Sale of Interest. (a) Subject to the New Jersey Casino Control Act, including the need for prior approval of a transfer by the New Jersey Casino Control Commission, and applicable securities law transfer restrictions, Holder may sell, assign or transfer to one or more other Persons all or a portion of its rights and obligations under any Note held by Holder; provided, however, that the prior consent of the Company will be required for a transfer of any Note to a Competitor. Notwithstanding the foregoing, the Company’s consent shall be deemed given if the Company fails to grant or deny its consent (and in the case of a denial, with a specific statement of the reasons therefor) within ten (10) Business Days of Holder’s request therefor (which request must specify that the consent shall be deemed given within such time period in the event of such failure) and under no circumstances shall the Company’s consent be required if an Event of Default shall have occurred and be continuing. In addition, KIL and its Subsidiaries may pledge this Note to any institutional bank lender or any collateral agent (including The Bank of Nova Scotia or CIBC) for institutional lenders providing financing to KIL or any of its Subsidiaries and any such institutional bank lender or collateral agent that is a bank may pledge this Note to the Federal Reserve System pursuant to Regulation A promulgated under the Federal Reserve Act of 1913, as amended. The Company hereby consents to any acquisition of the Note by any such institutional bank lenders or any such collateral agent pursuant to such pledge subject to the New Jersey Casino Control Act, including but not limited to the need for prior approval of a transfer by the New Jersey Casino Control Commission, and applicable securities transfer restrictions. Any transfer by such pledgee to third parties, however, shall be subject to the first two sentences of this Section 5.2(a). If Holder assigns or otherwise transfers all or any part of the Note in accordance with this paragraph, the Company shall, upon the request of Holder, issue new Notes and shall register the transfer on its books upon surrender of the old Note. Each Note shall bear the legend contained in this Note and no transfer may be made of Notes to a Person other than an Eligible Person or unless such assignment of such Note and other Notes being assigned is in an aggregate principal amount of at least $2,500,000.

(b) If required pursuant to Gaming Laws, the Company may notify a Holder of one or more of the Notes, or any interest therein, that such Holder is required to transfer such Note(s) or interest therein or that the Company elects to redeem such Note(s) (in which event such redemption shall be treated as an optional prepayment under Section 2.2) or interest therein. Such notice shall be given ten (10) days before the required date of transfer or redemption, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, such Holder shall cooperate with the Company in effectuating the required transfer or redemption within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence. Further, if the transfer or redemption of the Note is triggered by notice from the Gaming Authority that the Holder is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon the Company: (i) the Holder shall no longer receive any interest on this Note if and only for so long as such interest is not permitted to be paid pursuant to such Gaming Laws, but the provisions hereof shall not affect the Company’s obligation to pay accrued interest then unpaid;; (ii) the

Holder shall no longer exercise, directly or through any trustee or nominee, any right conferred by this Note; and (iii) the Holder shall not receive any remuneration in any form from RIH for services or otherwise if and only for so long as such remuneration is not permitted to be paid pursuant to such Gaming Laws.

(c) Under no circumstances shall the Company be permitted to assign any of its obligations under this Note to any person other than Resorts and any attempt by the Company to assign such obligations to any person other than Resorts shall be null and void.

5.3. Fees and Expenses. If Holder shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with (a) any amendment, modification or waiver, or consent requested by the Company with respect to, this Note or Holder’s rights hereunder or (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Holder, the Company or any other Person) in any attempt to enforce any rights of Holder against the Company, then, and in any such event, the attorneys’ and other parties’ fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel, and others, in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by the Company to Holder and shall be additional secured obligations under this Note. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

5.4. No Waiver by Holder. Holder’s failure, at any time or times, to require strict performance by the Company of any provision of this Note shall not waive, affect or diminish any right of Holder thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Holder of a Default or an Event of Default shall not suspend, waive or affect any other Default or Event of Default under this Note whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Note and no Default or Event of Default by the Company under this Note shall be deemed to have been suspended or waived by Holder, unless such suspension or waiver is by an instrument in writing signed by Holder (as such term is defined in the applicable provision hereof) and directed to the Company specifying such suspension or waiver. Notwithstanding the foregoing, the provisions of the Notes may be amended, modified or waived with the written consent of the Majority Holders, except, the following provisions may not be amended without the consent of the Holders of all Notes if the effect thereof is to: (a) extend the scheduled due date for any payment of principal of any of the Notes; (b) change the currency in which the Notes are payable, or (c) change this Section 5.4.

5.5. Remedies Cumulative. The enumeration of the rights and remedies of KINA and any Holder set forth in this Note and the other Transaction Documents is not intended to be exhaustive and the exercise by KINA or any Holder of any right or remedy shall not preclude the exercise of any other right or remedy herein or in any of the other Transaction

Documents, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or thereunder or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take any action on the part of KINA or any Holder in exercising any right, remedy, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege or shall be construed to be a waiver of any Default or any Event of Default. No course of dealing between or among KINA and any of the Holders, any of the Guarantors, the Company or Holdings shall be effective to change, modify or discharge any provision of this Note or any of the other Transaction Documents or to constitute a waiver of any Default or Event of Default unless such change, modification, discharge or waiver is acknowledged in writing by KINA and each Holder. Nothing contained in this Note shall release the Company from any of its obligations under any Transaction Document to which it is a party except to the extent of amounts irrevocably and indefeasibly paid under the Transaction Documents in respect of such obligations. The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the irrevocable and indefeasible payment in full in cash of the Obligations and as otherwise set forth herein), and shall not be subject to any defense of set-off or counterclaim.

5.6. WAIVER OF JURY TRIAL. THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE.

5.7. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

5.8. Parties. This Note shall be binding upon, and inure to the benefit of, the successors of the Company and Holder and, subject to Section 5.2, the assigns of Holder.

5.9. Authorized Signature. Until Holder shall be notified by the Company to the contrary, the signature upon any document or instrument delivered pursuant hereto of any duly elected officer of the Company shall bind the Company and be deemed to be the act of the Company.

5.10. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. Holder and the Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal and state courts of the County of New York, State of New York. Service of process on the Company or Holder in any action arising out of or relating to any of the Notes shall be effective if mailed to such party in accordance with Section 5.11. Nothing herein shall preclude Holder or the Company from bringing suit or taking other legal action in any other jurisdiction.

5.11. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Note (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage pre-paid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery:

(i)	if to the Company, to: Resorts Real Estate Holdings, Inc. c/o Resorts International Hotel, Inc. 1133 Boardwalk Atlantic City, New Jersey Facsimile: (609) 340-7896 Attention: Ms. Audrey Oswell

with copies to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Facsimile: (212) 728-8111 Attention: Thomas M. Cerabino, Esq.

(ii)	if to Holder, to:

Kerzner International North America, Inc. c/o Kerzner International Limited Coral Towers Paradise Island, The Bahamas Facsimile: (242) 363-4581 Attention: General Counsel

with copies to:

Proskauer Rose LLP 1585 Broadway New York, NY 10036 Facsimile: (212) 969-2900 Attention: James P. Gerkis, Esq.

or, in each case at such other address as may be specified in a Notice to the Company or Holder, as the case may be. Any Notice shall be deemed effective and given upon receipt (or intentional refusal of receipt by the addressee of such Notice).

5.12. Benefits of Transaction Documents. This Note is entitled to the benefits of the other Transaction Documents.

5.13. Section Titles. The Section titles and Table of Contents contained in this Note are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

5.14. Exhibits, etc. All exhibits, schedules and annexes to this Note constitute part of this Note and are hereby incorporated by this reference in this Note.

5.15. Purchase Agreement. The payment in full of the outstanding principal amount of this Note shall constitute the satisfaction in full of the purchase price payable under the Purchase Agreement.

IN WITNESS WHEREOF, this Note has been duly executed in New York, New York as of the date first written above.

RESORTS REAL ESTATE HOLDINGS, INC.

By:	/s/ NICHOLAS L. RIBIS

Name: Nicholas L. Ribis Title: Vice President

Annex 1

Certain Definitions and Rules of Interpretation

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided, that the Company shall not be deemed to be an Affiliate of any Wholly Owned Subsidiary of the Company and no Wholly Owned Subsidiary of the Company shall be deemed to be an Affiliate of any other Wholly Owned Subsidiary. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Applicable Rate” shall mean (a) 0% per annum for the period from and including the Issue Date through but excluding September 29, 2004, (b) 4% per annum for the period from and including September 29, 2004 through but excluding the second anniversary of the Issue Date, (c) 6% per annum for the period from and including the second anniversary of the Issue Date through but excluding the fourth anniversary of the Issue Date, (d) 9% per annum for the period from and including the fourth anniversary of the Issue Date through but excluding the fifth anniversary of the Issue Date, and (e) 12% per annum thereafter.

“Assignment” shall have the meaning set forth in the Master Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of New York or New Jersey.

“Capital Lease” as applied to any person, shall mean any lease of any Property by that person as lessee which, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that person.

“Capital Lease Obligations” shall mean, for any person, all obligations of such person to pay rent or other amounts under a Capital Lease, and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casino Property” shall have the meaning set forth in the Master Agreement.

“CIT Credit Facility” shall have the meaning set forth in the Master Agreement.

“CIT Credit Facility Debt” shall mean any Indebtedness incurred under, evidenced by or relating to the CIT Credit Facility.

“CIT Subordination Agreement” shall have the meaning set forth in the Master Agreement.

“Code” shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

“Company” shall have the meaning ascribed thereto in the first paragraph of this Note, together with its successors and permitted assigns, including in connection with any permitted merger.

“Competitor” shall mean any Person that owns or operates a casino in Atlantic City, New Jersey on the date of transfer of the Note.

“Contingent Obligation” shall mean, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, any product warranty in the ordinary course of business and any lease guarantees executed by any Resorts Group Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Eligible Person” shall mean a Person who is, to the extent required under applicable Gaming Laws, registered or licensed with, approved, qualified or found suitable by, or not disapproved, denied a license, qualification or approval or found unsuitable (whichever may be required under applicable Gaming Law).

“Environmental Indemnity Agreement” shall have the meaning set forth in the Master Agreement.

“Equity Interests” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such person, whether outstanding on the Issue Date or issued thereafter.

“Event of Default” shall have the meaning set forth in Section 4.1.

“First Mortgage” shall have the meaning set forth in the Master Agreement.

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination. For purposes of clarity, accounts of one party required to be disclosed in the accounts of another party solely as a result of disclosure required by the Securities and Exchange Commission under “pushdown” accounting shall not be treated as the accounts of such other party unless otherwise required under GAAP.

“Gaming Approvals” shall mean all licenses, permits, registrations, authorities, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be obtained from, and all filings, notices or declarations required to be made with, the New Jersey Casino Control Commission (including any successors thereto) to permit the Company and its Affiliates to conduct the businesses in the jurisdictions regulated by the New Jersey Casino Control Commission (including any successors thereto) after the Issue Date in substantially the same manner as heretofore conducted.

“Gaming Authority” means the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement (including any successors to either of them), and any other New Jersey governmental authority which regulates gaming in any jurisdiction in the State of New Jersey in which any of the Resorts Group Companies conduct gaming activities and has jurisdiction over such persons.

“Gaming Law” means any New Jersey Law relating to gaming or gaming activities established by any Gaming Authority.

“Guarantee” shall mean (i) the guarantee dated as of the Issue Date from Holdings in favor of Holder and the other parties named therein, (ii) the guarantee dated as of the Issue Date from Resorts, RIH and New Pier in favor of Holder and the other parties named therein (the “RRN Guarantee”), or (iii) any guarantee issued by a Subsidiary of Resorts pursuant to Section 5.6 of the Master Agreement.

“Guarantor” shall mean any issuer of a Guarantee.

“Holder” shall, unless the context otherwise requires, mean, at any time, any holder of all or any portion of the Notes at such time, which on the Issue Date shall be KINA.

“Holdings” shall mean Colony RIH Holdings, Inc., a Delaware corporation.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and amounts payable to repurchase Stock in excess of the amount paid in accordance with Section 5.9 of the Master Agreement); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured); (f) all Capital Lease Obligations (including synthetic lease obligations) and Purchase Money Obligations of such person; (g) all obligations of such person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (h) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within two Business Days; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the limited amount. The amount of Indebtedness of the type referred to in clause (g) above of any person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such person.

“Interest Rate Protection Agreement” shall mean, for any person, an interest rate swap, cap or collar agreement or similar arrangement between such person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Indenture” shall mean that certain Indenture dated as of March 22, 2002, among Resorts, as Issuer, the Guarantors named therein (including RIH and New Pier), and Bankers Trust Company, as Trustee.

“Indenture Notes” shall mean the Notes (as defined in the Indenture).

“Issue Date” shall mean [                    ], 2004.

“KIL” shall mean Kerzner International Limited, a corporation organized under The Commonwealth of the Bahamas.

“KINA” shall have the meaning ascribed thereto in the first paragraph of this Note.

“Lease Agreement” shall have the meaning set forth in the Master Agreement.

“Lease Amendment” shall have the meaning set forth in the Master Agreement.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property having the effect of a security interest, including any easement, right-of-way or other encumbrance on title to Real Property, and any agreement to give any of the foregoing.

“Majority Holders” shall mean the holders of at least a majority of the outstanding principal amount of the Notes.

“Master Agreement” shall mean that certain Master Agreement dated as of the Issue Date, among KINA, the Company, Holdings, Resorts, RIH and New Pier.

“Material Adverse Effect”, with respect to a specified Person, shall mean a material adverse effect on (i) the business, assets, operations or financial or other condition of such specified Person and its Subsidiaries taken as a whole, (ii) the Company’s ability to pay the Obligations in accordance with the terms thereof, or (iii) any Guarantor’s ability to pay any amounts owed by it under its Guarantee.

“Maturity Date” shall mean the date on which principal on the Notes has been paid in full.

“New Jersey Casino Control Act” is set forth in New Jersey Statutes Annotated 5:12-1 et seq. as amended from time to time.

“New Jersey Casino Control Commission” is the commission defined in New Jersey Statutes Annotated 5:12-14 as amended from time to time.

“New Pier” shall mean New Pier Operating Company, Inc., a New Jersey corporation.

“Note” and “Notes” shall, unless the context otherwise requires, mean this Note, including all amendments, modifications and supplements hereto and any notes delivered in substitution or exchange for such note, and shall refer to the Notes as the same may be in effect at the time such reference becomes operative.

“Notice” shall have the meaning set forth in Section 5.11.

“Obligations” shall mean all debts, liabilities, and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by the Company and the other Resorts Group Companies to any Holder and arising under any of the Notes or the other Transaction Documents, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Notes or the other Transaction Documents. This term includes, without limitation, all interest, charges, expenses, attorneys’ fees and any other sum chargeable to the Company or any other Resorts Group Company under any of the Notes or other Transaction Document.

“Option Agreement” shall mean the Option Agreement dated as of April 25, 2001, as amended, between KINA and Resorts.

“Permitted CIT Credit Facility Refinancing” shall mean a refinancing of all or a portion of the CIT Credit Facility Debt that is not inconsistent or in conflict with the CIT Subordination Agreement, provided that such Permitted CIT Credit Facility Refinancing may not increase the principal amount of the CIT Credit Facility Debt and may not permit more than $5,000,000 of the CIT Credit Facility Debt previously borrowed and repaid to be reborrowed on or after June 30, 2005.

“Permitted CIT Credit Facility Refinancing Agreements” shall mean any agreement or instrument evidencing or relating to any Permitted CIT Credit Facility Refinancing Debt.

“Permitted CIT Credit Facility Refinancing Debt” shall mean the Indebtedness of RIH incurred solely in connection with a Permitted CIT Credit Facility Refinancing.

“Permitted Indenture Refinancing” shall mean a refinancing of the Indenture Notes, the sole purpose of which is to reduce the interest rate on the Indenture Notes, provided that such Permitted Indenture Refinancing may not increase the principal amount or extend the maturity date of, or otherwise adversely change the economic terms or other material terms of, the Indenture Notes.

“Permitted Indenture Refinancing Agreements” shall mean any agreement or instrument evidencing or relating to any Permitted Indenture Refinancing Debt.

“Permitted Indenture Refinancing Debt” shall mean the Indebtedness of Resorts incurred solely in connection with a Permitted Indenture Refinancing.

“Person” or “person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, other entity, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Premises” shall have the meaning set forth in the Option Agreement.

“Premises Financing” shall mean a financing where a substantial portion of the net proceeds thereof are projected to be used to develop all or a portion of the Premises.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and Equity Interests or other ownership interests of any person.

“Purchase Agreement” shall have the meaning set forth in the Master Agreement.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 135 days after such acquisition of such Property by such person.

“Real Property” shall mean all right, title and interest of any Resorts Group Company (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Resorts Group Company, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

“Resorts” shall mean Resorts International Hotel Casino, Inc. (f/k/a Colony RIH Acquisitions, Inc.), a Delaware corporation.

“Resorts Group Company” shall mean the Company, Holdings, Resorts, RIH, New Pier and any Subsidiary that issues a Guaranty, individually and, in the plural usage, collectively.

“Restricted Sale or Merger Event” shall mean (i) the occurrence of any event (A) if the result thereof would constitute an Event of Default (as such term is defined in the Indenture as in effect on the Issue Date) in respect of the obligations of Resorts, RIH, New Pier or any New Guarantor under the asset sale restrictions of Section 4.11 of the Indenture as in effect on the Issue Date, or (B) Resorts, RIH, New Pier or any New Guarantor shall, directly or indirectly, in a single transaction or series of related transactions (1) consolidate or merge with or into another person, or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties, if the result thereof would constitute an Event of Default (as such term is defined in the Indenture as in effect on the Issue Date), or (ii) the Casino Property, the Property (as defined in the First Mortgage) or any substantial part thereof shall be sold, assigned, transferred, leased, conveyed or otherwise disposed (“Transferred”), except as permitted by the First Mortgage, whether by Transfer of assets, by merger, consolidation or amalgamation, by Transfer of stock or other equity interests, or otherwise (it being understood that Transfer shall be deemed to include any joint venture or partnership or similar arrangement in respect of the ownership or use of the Casino Property, the Property (as defined in the First Mortgage) or any substantial part thereof, the granting to any Person of an option to cause the Transfer of the Casino Property, the Property (as defined in the First Mortgage) or any substantial part thereof, or the entering into of any contract or agreement to Transfer the Casino Property, the Property (as defined in the First Mortgage) or any substantial part thereof).

“RIH” shall mean Resorts International Hotel, Inc., a New Jersey corporation.

“Security Agreement” shall have the meaning set forth in Section 3.1.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, limited liability company interests, participations or other equity securities or interests or equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 311-1 of the General Rules and Regulations promulgated under the Exchange Act of 1934, as amended).

“Stock Pledge Agreement” shall have the meaning set forth in Section 3.1.

“Subordination Agreement” shall have the meaning set forth in the Master Agreement.

“Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such person and/or one or more Subsidiaries of such person.

“Termination of Option Agreement” shall have the meaning set forth in the Master Agreement.

“Transaction Documents” shall mean the Master Agreement, the Notes, the Purchase Agreement, the Security Agreement, the Lease Agreement, the Lease Amendment, the Assignment, the Guarantees, the Stock Pledge Agreement, the Environmental Indemnity Agreement, the First Mortgage, the Termination of Option Agreement, the CIT Subordination Agreement and the Subordination Agreement, and, in each case, all documents related thereto (including any certificate, instrument or written statement contemplated by or made or delivered pursuant thereto or in connection therewith) and all exhibits, appendices, schedules and annexes to any thereof, in each case (unless the context otherwise requires) as the same may be amended, supplemented or modified from time to time in accordance with its terms.

“Wholly Owned Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such person and/or one or more Wholly Owned Subsidiaries of such person.